Exhibit 10(f)

AMENDMENT NUMBER ONE

TO THE UNITED RENTALS, INC.

DEFERRED COMPENSATION PLAN,

AS AMENDED AND RESTATED,

EFFECTIVE DECEMBER 16, 2008

WHEREAS, United Rentals, Inc. (the “Company”) has established the United Rentals, Inc. Deferred Compensation Plan, as amended and restated, effective December 16, 2008 (the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board) has delegated the authority to amend the Plan to the Compensation Committee of the Board (the “Committee”) under Section 11.5 of the Plan; and

WHEREAS, the Committee desires to amend the Plan to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows, effective on and after January 1, 2005:

1. Section 1.11 of the Plan is hereby amended to delete the phrase “Section 3.2” and replace such phrase with the phrase “Section 3.1.”

2. Section 1.12 of the Plan is hereby amended to delete the phrase “Section 3.5” and replace such phrase with the phrase “Section 3.4.”

3. The second sentence of Section 3.1 of the Plan is hereby amended to read as follows:

“With respect to LTIP payments (i) other than from the Grandfathered Account, the Deferral Election Agreement must be filed with the Company within 30 days following the grant of the LTIP award and the deferral election must not take effect until the expiration of the 12-month period following the date on which the election is made; provided, however, that with respect to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) the election must be made at least 12 months before the date the payment is scheduled to be paid; and provided, further, that in the case of an election related to a payment not described in Treasury Regulation section 1.409A-3(a)(2) (payment on account of disability), (a)(3) (payment on account of death) or (a)(6) (payment on account of unforseeable emergency) or 1.409A-3(i)(5) (payment on account of change in control event), the payment with respect to which such election is made must be deferred for a period of at least 5 years from the date the payment would otherwise have been paid and (ii) from the Grandfathered Account, the Deferral Election Agreement must be filed with the Company within

30 days following the grant of the LTIP award, provided that such date is at least 12 months before the award vests.”

4. The second sentence of Section 7.1.1 of the Plan is hereby amended to read as follows:

“A Participant may elect a separate distribution time and form with respect to each Deferral Election Agreement, provided, however, that (i) if the amount credited to a Participant’s Account, other than the Participant’s Grandfathered Account, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) in effect on the distribution date, the Participant’s entire Account, other than the Participant’s Grandfathered Account, will be paid in a lump sum, as set forth below and (ii) if the amount credited to a Participant’s Grandfathered Account does not exceed $25,000, the Participant’s entire Grandfathered Account will be paid in a lump sum, as set forth below.”

5. The last sentence of Section 7.1.2 of the Plan is hereby amended to read as follows:

“If, as of the date of any such distribution, the amount credited to a Participant’s Account, other than the Participant’s Grandfathered Account, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) in effect on the distribution date, the Participant’s entire Account, other than the Participant’s Grandfathered Account, will be paid in a lump sum on the date of such distribution. In addition, if as of the date of any such distribution, the amount credited to a Participant’s Grandfathered Account does not exceed $25,000, the Participant’s entire Grandfathered Account will be paid in a lump sum on the date of such distribution.”

6. The second sentence of Section 7.1.4 of the Plan is hereby amended to read as follows:

“If, as of the Participant’s termination of employment or as of the date of any distribution pursuant to this Section 7.1.4, the amount credited to a Participant’s Account, other than the Participant’s Grandfathered Account, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) in effect on the distribution date, such Participant’s entire Account, other than Grandfathered Account, will be paid in a lump sum during the calendar quarter following the calendar quarter in which the termination of employment or the date of such distribution, as applicable, occurs.”

7. The next to last sentence of Section 7.2.3 of the Plan is hereby amended to read as follows:

“The Committee shall, no later than the 90th day after such event or last such event, as the case may be, make a determination as to whether a Hardship exists,

and the amount, if any, to which the Participant may be entitled (which amount shall not exceed the amount reasonably necessary to satisfy the need resulting from the Unforeseeable Emergency (and any amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution)), and pay such amount on such 90th day, provided, however, that pursuant to Treasury Regulation section 1.409A-3(d), if the Participant is unable (due to circumstances beyond the control of the Participant) to timely provide necessary information, the Committee’s determination and payment shall be made during the first calendar year in which calculation of the payment amount is administratively practicable.”

8. Section 7.6 of the Plan is hereby amended to add the following phrase to the end thereof:

“or, if earlier, the date of the Participant’s death,”

9. The Plan is hereby amended by adding a new Section 11.15 to read as follows:

“If for any reason, such as imprecision in drafting, any provision of the Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Committee in a manner consistent with such intent. Each/payment made under the Plan shall be designated as a “separate payment” within the meaning of Code Section 409A.”

10. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.